Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF TEXAS HOUSTON DIVISION	ENTERED
10/17/2013

In re:	§ Chapter 11
§
ATP Oil & Gas Corporation,	§ Case No.: 12-36187
§
Debtor.	§ Hon. Marvin Isgur

FINAL ORDER (A) APPROVING THE SALE OF CERTAIN OF THE DEBTOR’S

ASSETS FREE AND CLEAR OF CLAIMS AND LIENS AND (B) APPROVING THE

ASSUMPTION AND ASSIGNMENT OF CONTRACTS AND LEASES

Upon the Motion (the “Motion”)1 of ATP Oil & Gas Corporation (the “Debtor”) pursuant to 11 U.S.C. §§ 105(a), 363 and 365 and Bankruptcy Rules 2002, 6004 and 6006 for an Order (a) approving the sale (the “Sale”) of the Debtor’s Assets (as defined in the Purchase Agreement) free and clear of claims and liens (the “Purchased Assets”) pursuant to the terms and conditions of the Asset Purchase Agreement attached hereto as Exhibit 1 (collectively with all exhibits and documents and agreements ancillary thereto (each as modified by this order), the “Purchase Agreement”), dated as of June 20, 2013 and executed by and between the Debtor, as seller (the “Seller”), Credit Suisse AG, exclusively in its capacity as administrative agent and collateral agent under the DIP Credit Agreement2 (the “DIP Agent”) and, upon the joinder contemplated by Section 5.12 of the Purchase Agreement, Bennu Oil & Gas, LLC, a newly formed Delaware limited liability company which was designated by the DIP Agent at the direction of the Required Lenders (as defined in the DIP Credit Agreement), as purchaser (the DIP Agent in such capacities prior to the date of such joinder and such newly formed entity on

[1]	Unless otherwise indicated, terms capitalized but not defined herein shall have the meanings given to them in the Motion [Dkt. No. 1252].
[2]	The Debtor’s Senior Secured Superpriority Debtor-in-Possession Credit Agreement dated as of August 29, 2012 (as amended from time to time, the “DIP Credit Agreement”), by and among the Debtor, the lenders party thereto (the “DIP Lenders”) and Credit Suisse AG, as administrative agent and collateral agent.

and following the date of such joinder, the “Purchaser”)3 and (b) approving the assumption and assignment of certain executory contracts and unexpired leases (collectively, the “Contracts”); and the Court having entered the Order (A) Approving (i) Bidding Procedures; (ii) Bid Protections; (iii) Auction Procedures; and (iv) Assumption and Assignment Procedures; (B) Approving Notice Procedures for (i) the Solicitation of Bids; and (ii) an Auction; (C) Scheduling Hearings on Approval of a Sale or Sales of Substantially all of the Debtor’s Deepwater Property Assets; and (D) Granting Related Relief on February 14, 2013 [Dkt. No. 1419] (the “Bidding Procedures Order”); and the Debtor having determined, after an extensive marketing process, that the Purchaser has submitted the highest and best bid for the Purchased Assets; and upon adequate and sufficient notice of the Motion, the Auction (as defined below), the hearing on the Motion held before the Court on June 20-21, 2013 (the “Initial Sale Hearing”), the hearing on the Motion held before the Court on October 17, 2013 (the “Final Sale Hearing” and together with the Initial Sale Hearing the “Sale Hearing”) and any other related transactions having been given in the manner directed by the Court pursuant to the Bidding Procedures Order; and the Court having reviewed and considered (w) the Motion and all relief related thereto, (x) all pleadings filed in response to the relief requested in the Motion, (y) that certain Statement of Qualifications in Support of Debtor’s Motion to Approve (A) the Sale of Certain of the Debtor’s Assets Free and Clear of Claims and Liens and (B) the Assumption and Assignment of Contracts and Leases and (II) in Response to Certain Objections filed with Respect to the Debtor’s Sale Motion filed with the Court on October 3, 2013, as may have been supplemented prior to the Sale Hearing and (z) the statements of counsel and evidence presented at the Sale

[3]	For the avoidance of doubt, all references in this Sale Order to the Purchaser in the context of the Purchaser’s acquiring the Purchased Assets refer to the Purchaser excluding the DIP Agent. As set forth herein and in the Purchase Agreement, the DIP Agent shall not be deemed to have assumed title or control with respect to or over any of the Purchased Assets or any liability or obligation in respect of any of the Assumed Obligations.

Hearing in support of the relief requested in the Motion; and it appearing that the Court has jurisdiction to consider and determine this matter in accordance with 28 U.S.C. §§ 157 and 1334; and it further appearing that the legal and factual bases set forth in the Motion and at the Sale Hearing establish just cause for the relief granted herein; and it appearing that the relief requested in the Motion is in the best interests of the Debtor, its estate and creditors and other parties-in-interest; and upon the record of the Sale Hearing and all other pleadings and proceedings in this Chapter 11 case, including the Motion; and after due deliberation thereon and good and sufficient cause appearing therefor;

IT IS HEREBY FOUND AND DETERMINED:

Jurisdiction, Final Order and Statutory Predicates

A. The Court has jurisdiction to consider the Motion and the relief requested therein under 28 U.S.C. §§ 157 and 1334. The Motion is a core proceeding under 28 U.S.C. § 157(b)(2)(A), (N) and (0). Venue is proper in the Court under 28 U.S.C. §§ 1408 and 1409.

B. The statutory predicates for the relief sought in the Motion are Sections 105(a), 363(b), (f), and (m) and 365(a), (b) and (f) of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006 and 9014.

C. This order (the “Sale Order”) constitutes a final order within the meaning of 28 U.S.C. § 158(a).

D. On July 9, 2013, the Court entered that certain Interim Order (A) Approving the Sale of Certain of the Debtor’s Assets Free and Clear of Claims and Liens and (B) Approving the Assumption and Assignment of Contracts and Leases (the “Interim Sale Order”). The Interim Sale Order, including, without limitation, the findings made therein, is incorporated herein by reference, as modified by this Sale Order.

Notice of Sale, Auction and the Cure Amounts

E. Actual written notice of the Motion, the auction conducted for the Sale of the Deepwater Assets4 on May 7, 2013 (the “Auction”), the Sale Hearing, the Sale of the Deepwater Assets, and a reasonable opportunity to object or be heard with respect to the Motion and the relief requested therein, has been afforded to all known interested entities, including, but not limited to the following parties: (i) all entities contacted by Jefferies or known by the Debtor to have expressed an interest in a transaction with respect to the Deepwater Assets during the past nine (9) months, including all Qualified Bidders; (ii) all state and local taxing authorities or recording offices which have a reasonably known interest in the relief requested; (iii) all insurers; (iv) all non-debtor parties to relevant contracts or leases (executory or otherwise); (v) all parties who are known or reasonably believed, after reasonable inquiry, to have asserted any lien, encumbrance, claim, or other interest in the Deepwater Assets; and (vi) all parties set forth in the Debtor’s Master Service List maintained in accordance with this Court’s Order Establishing Notice Procedures [Dkt. No. 132] (collectively, the “Notice Parties”) and such information was posted by the Debtor on its KCC website. The Debtor caused notice of the Auction, the Sale Hearing, and the Sale to be published in (a) the Houston Chronicle, (b) the New Orleans Times-Picayune, (c) Platts and (d) Oil & Gas Journal, as provided by the Bidding Procedures Order.

F. In accordance with the provisions of the Bidding Procedures Order, the Debtor has served notice upon the Contract Counterparties: (i) that the Debtor seeks to assume and assign to the Purchaser the Contracts on the closing date of the Sale under the Purchase Agreement (the “Closing Date”); and (ii) of the relevant Cure Amounts (as defined below). The service of such notice was good, sufficient, and appropriate under the circumstances, and no further notice need be given in respect of establishing a Cure Amount for the Contracts. Each of the Contract Counterparties has had an opportunity to object to the Cure Amounts set forth in the notice and to the assumption and assignment to the Purchaser of the applicable Contract.

[4]	For the avoidance of doubt, the Deepwater Assets, as defined in the Motion, include, without limitation, any of the Debtor’s assets that were not sold with respect to the sale of the Debtor’s shelf properties pursuant to that certain Motion dated January 8, 2013 [Dkt. No. 1169]. See Motion, ¶ 14, n.1.

G. As evidenced by the affidavits of service and affidavits of publication previously filed with this Court, proper, timely, adequate, and sufficient notice of the Auction, the Motion, the Sale Hearing, the Sale, and the transactions contemplated thereby, including without limitation, the assumption and assignment of the Contracts to the Purchaser, was provided in accordance with the orders previously entered by this Court, Sections 105(a), 363, and 365 of the Bankruptcy Code, and Bankruptcy Rules 2002, 6004, 6006, 9007, and 9008. The notices described herein were good, sufficient, and appropriate under the circumstances, and no other or further notice of the Auction, the Motion, the Sale Hearing, the Sale, the Closing Date or the assumption and assignment of the Contracts to the Purchaser is or shall be required.

H. The disclosures made by the Debtor concerning the Auction, the Purchase Agreement, the Motion, the Sale Hearing, the Sale, and the assumption and assignment of the Contracts to the Purchaser were good, complete, and adequate.

Good Faith of the Purchaser

I. The Purchase Agreement was negotiated, proposed, and entered into by the Debtor and the Purchaser without collusion, in good faith, and from arms’-length bargaining positions.

J. The Purchaser is not an “insider” or “affiliate” of the Debtor as those terms are defined in Sections 101(31) and 101(2) of the Bankruptcy Code. Neither the Debtor nor the Purchaser has engaged in any conduct that would cause or permit the Purchase Agreement to be avoided under Section 363(n) of the Bankruptcy Code. Specifically, the Purchaser has not acted in a collusive manner with any person and the Purchase Price paid by the Purchaser for the Purchased Assets was not controlled by any agreement among the bidders.

K. The Purchaser is purchasing the Purchased Assets and assuming and receiving assignment of the Contracts in good faith and is therefore a good faith purchaser within the meaning of Section 363(m) of the Bankruptcy Code and under other applicable bankruptcy and non-bankruptcy law. The Purchaser proceeded in good faith in connection with all aspects of the Sale, including, but not limited to: (i) complying in all respects with the Bidding Procedures Order; (ii) agreeing to subject its bid to the competitive bidding procedures set forth in the Bidding Procedures Order; (iii) neither inducing nor causing the Debtor’s Chapter 11 filing; and (iv) disclosing all payments to be made by the Purchaser in connection with the Sale. Accordingly, the Purchaser is entitled to all of the protections afforded under Section 363(m) of the Bankruptcy Code and under other applicable Bankruptcy and non-Bankruptcy Law.

Highest and Best Offer

L. The Debtor conducted an auction process in accordance with, and has otherwise complied in all respects with, the Bidding Procedures Order. The auction process set forth in the Bidding Procedures Order afforded a full, fair, and reasonable opportunity for any person or entity to make a higher or otherwise better offer to purchase the Purchased Assets. The Auction was duly noticed and conducted in a non-collusive, fair, and good faith manner and a reasonable opportunity has been given to any interested party to make a higher or otherwise better offer for the Purchased Assets.

M. The Purchase Agreement constitutes the highest and best offer for the Purchased Assets and will provide a greater recovery for the Debtor’s estate than would be provided by any other available alternative. The Debtor’s determination that the Purchase Agreement constitutes the highest and best offer for the Purchased Assets constitutes a valid and sound exercise of the Debtor’s business judgment.

N. The Purchaser is an acquisition vehicle which was formed on behalf of the DIP Lenders, which hold valid claims against the Debtor, the estate and property of the estate. The DIP Agent and DIP Lenders5 hold claims (i) in the aggregate principal amount of obligations outstanding under the DIP Credit Agreement, together with accrued interest and any other Claim with respect to the DIP Credit Agreement and (ii) in the aggregate principal amount of obligations outstanding under the Prepetition Hedging Obligations (as defined in the Purchase Agreement) that rank pari passu with the DIP Credit Agreement (together, the “DIP Claims”) and have the right under the Bankruptcy Code, and were authorized by this Court pursuant to the Bidding Procedures, to credit bid any or all of such DIP Claims, and were a Qualified Bidder with respect thereto, at the Auction. At the Auction, pursuant to the Purchase Agreement, the Purchaser agreed to pay the Purchase Price, as adjusted as of the Closing Date pursuant to Section 7.02 of the Purchase Agreement. The Purchase Price will include (i) cash in the amount of $55,000,000 to fund an escrow for the purpose of satisfying legitimate liens on the Purchased Assets that rank senior in priority to the liens securing the DIP Claims (the “Senior Liens”);6 (ii) an additional cash component of $1,826,000 (less any cash the Debtor has on hand on the Closing Date); and (iii) a credit bid of the remainder of the Purchase Price, which credit bid was a valid and proper offer pursuant to the Bidding Procedures Order and Bankruptcy Code sections 363(b) and 363(k) (collectively the “Credit Bid”). The amount of the DIP Claims that will be credit bid as part of the Purchase Price will be approximately $580,000,000 (with the final amount to be calculated pursuant to Section 7.02 of the Purchase Agreement and subject to change based upon, among other things, the Contract Cure Amounts, Assumed Seller Taxes, and the BOEM Amount (each as defined therein)). The total amount of the DIP Claims, as of June 27, 2013, was approximately $792,500,000 (excluding certain accrued interest and unpaid fees).

[5]	DIP Lenders shall include, for purposes of this paragraph, MBL (as defined in the DIP Credit Agreement).
[6]	For the avoidance of doubt, Senior Liens shall include statutory liens that secure claims incurred after the Petition Date, provided that such liens are timely perfected pursuant to applicable law whether such perfection occurs before or after the date of this Sale Order.

O. The portion of the DIP Claims in excess of the amounts expressly stated as part of the Credit Bid shall remain outstanding against the Debtor and any of its assets not purchased by the Purchaser, and the DIP Agent and DIP Lenders shall continue to be protected by and entitled to the benefit of the terms and provisions of the DIP Order, the DIP Credit Agreement and other orders entered by the Court in respect thereto. The cash paid by the Purchaser for the purpose of satisfying Senior Liens shall be held in escrow at JPMorgan Chase Bank, NA (the “Senior Lien Escrow”) and shall be distributed as promptly as practicable after the Closing Date as follows: (i) to the holder of a Senior Lien upon agreement by the Purchaser or upon a final and non-appealable judicial determination as to the amount of the claim secured by such Senior Lien and that such Senior Lien is ranked senior to the DIP Claims; (ii) to the Purchaser, on the date that is 180 days after the Closing Date (and any date thereafter) to the extent that the Senior Lien Escrow exceeds the aggregate amount of the then-asserted Senior Liens; and (iii) to the Purchaser to the extent that any amounts remain in the Senior Lien Escrow following the final adjudication or settlement and payment in full of all Senior Liens; provided, however, that the first $50,000 released from the Senior Lien Escrow to the Purchaser shall be remitted to the Debtor’s estate.

P. The Purchase Agreement represents a fair and reasonable offer to purchase the Purchased Assets under the circumstances of this Chapter 11 case. No other entity or group of entities has offered to purchase the Purchased Assets for greater overall value to the Debtor’s estate than the Purchaser.

Q. Approval of the Motion and the Purchase Agreement and the consummation of the transactions contemplated thereby is in the best interests of the Debtor’s Chapter 11 estate (taken as a whole), its creditors, and other parties in interest.

No Fraudulent Transfer or Merger

R. The consideration provided by the Purchaser pursuant to the Purchase Agreement (i) is fair and adequate, (ii) is the highest or otherwise best offer for the Purchased Assets, (iii) will provide a greater recovery for the Debtor’s estate than would be provided by any other available alternative, and (iv) constitutes reasonably equivalent value (as those terms are defined in each of the Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, and Section 548 of the Bankruptcy Code) and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession, or the District of Columbia. No other person, entity, or group of entities has offered to purchase the Purchased Assets for greater overall value to the Debtor’s estate than the Purchaser. The Debtor’s determination that the Purchase Agreement constitutes the highest and best offer for the Purchased Assets constitutes a valid and sound exercise of the Debtor’s business judgment. Approval of the Motion and the Purchase Agreement, and the consummation of the transactions contemplated thereby, is in the best interests of the Debtor, its estate, creditors, and other parties in interest.

S. The Purchase Agreement was not entered into for the purpose of hindering, delaying, or defrauding creditors under the Bankruptcy Code or under the laws of the United States, any state, territory, possession, or the District of Columbia. Neither the Debtor nor the Purchaser is fraudulently entering into the transaction contemplated by the Purchase Agreement.

T. The Purchaser is not a mere continuation of the Debtor or its estate, and there is no continuity of enterprise between the Purchaser and the Debtor. The Purchaser is not holding itself out to the public as a continuation of the Debtor and is not an “insider” or “affiliate” of the Debtor, as those terms are defined in the Bankruptcy Code, and no common identity of incorporators, directors or stockholders exists between the Purchaser and the Debtor. Pursuant to the Purchase Agreement, the Purchaser is not purchasing all of the Debtor’s assets in that the Purchaser is not purchasing any of the Excluded Assets. The conveyance of the Purchased Assets does not amount to a consolidation, merger or de facto merger of the Purchaser and the Debtor and/or Debtor’s estate, there is not substantial continuity between the Purchaser and the Debtor, there is no continuity of enterprise between the Debtor and the Purchaser, the Purchaser is not a mere continuation of the Debtor or the Debtor’s estate, and the Purchaser does not constitute a successor to the Debtor or the Debtor’s estate. On the Closing Date, the Purchaser shall be deemed to have assumed only the Assumed Obligations (as defined in the Purchase Agreement). Except for the Assumed Obligations, the Purchaser’s acquisition of the Purchased Assets shall be free and clear of any “successor liability” claims of any nature whatsoever, whether known or unknown and whether asserted or unasserted as of the Closing Date. The Purchaser’s operations shall not be deemed a continuation of the Debtor’s business as a result of the acquisition of the Purchased Assets. The Purchaser would not have acquired the Purchased Assets but for the foregoing protections against potential claims based upon “successor liability” theories.

Validity of Transfer

U. The Debtor has, to the extent necessary and applicable, (i) full corporate power and authority to execute and deliver the Purchase Agreement and all other documents contemplated thereby, (ii) all corporate authority necessary to consummate the transactions contemplated by the Purchase Agreement, and (iii) taken all corporate action necessary to authorize and approve the Purchase Agreement and the consummation of the transactions contemplated thereby. The Sale has been duly and validly authorized by all necessary corporate action. No consents or approvals, other than those expressly provided for in the Purchase Agreement, are required for the Debtor to consummate the Sale, execute the Purchase Agreement, or consummate the transactions contemplated thereby.

V. The Debtor has (except to the extent otherwise provided in the Purchase Agreement) title to the Purchased Assets. The transfer of the Purchased Assets to the Purchaser will be, as of the Closing Date, a legal, valid, and effective transfer of the Purchased Assets, which transfer vests or will vest the Purchaser with all right, title, and interest of the Debtor to the Purchased Assets free and clear of (i) all Liens (as defined in the Purchase Agreement) relating to, accruing, or arising any time prior to the Closing Date, including, without limitation, any such Liens (x) that purport to give to any party a right of setoff or recoupment against, or a right or option to effect any forfeiture, modification, profit sharing interest, right of first refusal, purchase, or repurchase right or option, or termination of, the Debtor or the Purchaser’s interests in the Purchased Assets, or any similar rights, or (y) in respect of taxes, restrictions, rights of first refusal, charges of interests of any kind or nature, if any, including, without limitation, any restriction of use, voting, transfer, receipt of income, or other exercise of any attributes of ownership) and (ii) all debts arising under, relating to, or in connection with any act of the Debtor or claims (as that term is defined in Section 101(5) of the Bankruptcy Code), liabilities, obligations, demands, guaranties, options, rights, contractual commitments, restrictions, interests, and matters of any kind and nature, whether arising prior to or subsequent to the commencement of this case, and whether imposed by agreement, understanding, law, equity or otherwise relating to, accruing or arising any time prior to the Closing Date (collectively in this clause (ii), the “Claims” and, together with the Liens, the “Claims and Interests”), with the exception of any Assumed Encumbrances and Assumed Obligations, each as defined in the Purchase Agreement (the “Assumed Encumbrances” and “Assumed Obligations”), and any Excess Senior Liens (as defined below).

Section 363(f) is Satisfied

W. The conditions of Section 363(f) of the Bankruptcy Code have been satisfied in full; therefore, the Debtor may sell the Purchased Assets free and clear of any Claims and Interests in the property other than those Senior Liens, if any, securing claims that are not satisfied out of the Senior Lien Escrow (the “Excess Senior Liens”). For the avoidance of doubt, no Senior Lien on the Purchased Assets shall be discharged, released, terminated and/or cancelled until paid in full (or such lesser amount as may be consensually agreed) pursuant to the terms of this Sale Order.

X. The Purchaser would not have entered into the Purchase Agreement and would not consummate the transactions contemplated thereby if the Sale of the Purchased Assets to the Purchaser, and the assumption and assignment of the Contracts to the Purchaser, were not free and clear of all Claims and Interests of any kind or nature whatsoever (except the Assumed Encumbrances, Assumed Obligations and Excess Senior Liens), or if the Purchaser would, or in the future could, be liable for any of such Claims and Interests.

Y. The Debtor may sell the Purchased Assets free and clear of all Claims and Interests against the Debtor, its estate, or any of the Purchased Assets (except the Assumed Encumbrances, Assumed Obligations and Excess Senior Liens) because, in each case, one or more of the standards set forth in Section 363(f)(1)—(5) of the Bankruptcy Code has been satisfied. Those holders of Claims and Interests against the Debtor, its estate, or any of the Purchased Assets, who did not object, or who withdrew their objections to the Sale or the Motion, are deemed to have consented thereto pursuant to Section 363(f)(2) of the Bankruptcy Code. Those holders of such Claims and Interests who did object fall within one or more of the other subsections of Section 363(f) and are adequately protected by (a) with respect to any Senior Liens, having their liens, if any, attach to the proceeds placed in the Senior Lien Escrow and having the Sale subject to any

Excess Senior Liens; and (b) with respect to all other Claims and Interests, if any, in each instance against the Debtor, its estate, or any of the Purchased Assets, attach to the remaining cash proceeds of the Sale ultimately attributable to the Purchased Assets in which such creditor alleges an interest in the same order of priority, with the same validity, force, and effect that such creditor had prior to the Sale, subject to any claims and defenses the Debtor or its estate may possess with respect thereto.

ORRI and NPI Disgorgement

Z. On August 24, 2012, the Court entered that certain Order Regarding Debtor’s Emergency Motion for an Order Authorizing (1) Payment of Funds Attributable to Overriding Royalty Interests in the Ordinary Course of Business and (2) Payment of Funds Attributable to Net Profits Interests Subject to Further Order of the Court Requiring Disgorgement Thereof [Dkt. No. 191] (the “Conveyance Order”). Pursuant to the Conveyance Order, the Debtor was authorized to pay certain funds attributable to Overriding Royalty Interests and Net Profits Interests to the Overriding Royalty Interest and Net Profits Interests holders (the “Subject Interest Holders”), provided that such Subject Interest Holders entered into that certain Agreement to Disgorge Funds Upon Order Of The Bankruptcy Court, in the form of Annex A attached to the Conveyance Order (the “Disgorgement Agreement”).

AA. Pursuant to the Disgorgement Agreement, the Subject Interest Holders agreed to deliver in available funds to the Debtor and its estate any amounts that the Subject Interest Holders are required to disgorge within thirty (30) days of the date on which an order is entered by the Court directing the Subject Interest Holders to disgorge any such amounts (a “Disgorgement Order”). The Conveyance Order and all Disgorgement Agreements remain in full force and effect, provided, however, that the Purchaser shall step into the shoes of the Debtor with respect to any of the Debtor’s rights in relation to any Disgorgement Agreement and the Conveyance Order that relate to assets being purchased, which rights Purchaser is acquiring as part of the Sale. The Purchaser is not acquiring the rights of any third parties with respect to any Disgorgement Agreement and the Conveyance Order, which shall not be altered by the Sale.

Assumption and Assignment of the Contracts

BB. The assumption and assignment of the Contracts pursuant to the terms of this Sale Order and the Bidding Procedures Order is integral to the Purchase Agreement and is in the best interests of the Debtor, its estate, creditors, and other parties in interest, and represents the Debtor’s reasonable exercise of sound and prudent business judgment.

CC. The respective amounts set forth on Exhibit 2 annexed hereto are the sole amounts necessary under Sections 365(b)(1)(A) and (B) and 365(f)(2)(A) of the Bankruptcy Code to cure all monetary defaults and pay all actual pecuniary losses under the Contracts (the “Cure Amounts”), excluding the Cure Amounts, if any, that have accrued under the Contracts since the deadline to object to Cure Amounts established by the Bidding Procedures Order (the “Post Objection Deadline Cure Amounts”).

DD. The Purchaser has demonstrated adequate assurance of future performance with respect to the Contracts pursuant to Section 365(b)(1)(C) of the Bankruptcy Code.

Compelling Circumstances for an Immediate Sale

EE. The Debtor has demonstrated through the testimony and/or other evidence admitted at the Sale Hearing and the representations of counsel made on the record of the Sale Hearing good and sufficient reasons for approval of the Purchase Agreement and the Sale. The relief requested in the Motion is in the best interests of the Debtor, its estate, its creditors, and other parties-in-interest. The Debtor has demonstrated (i) good, sufficient, and sound business purposes and justifications for approving the Purchase Agreement and (ii) compelling circumstances for the Sale outside of (a) the ordinary course of business, pursuant to Section 363(b) of the Bankruptcy Code and (b) a Chapter 11 plan, in that, among other things, the consummation of the Sale to the Purchaser is necessary and appropriate to maximize the value of the Debtor’s estate and the Sale will provide the means for the Debtor to maximize distributions to its creditors.

FF. To maximize the value of the Purchased Assets and preserve the viability of the businesses to which they relate, it is essential that the Sale occur within the time constraints set forth in the Purchase Agreement. Time is of the essence in consummating the Sale.

GG. Given all of the circumstances of this Chapter 11 case and the adequacy and fair value of the Purchase Price under the Purchase Agreement, the proposed Sale constitutes a reasonable and sound exercise of the Debtor’s business judgment and should be approved.

HH. The Court’s findings and conclusions stated on the record at the conclusion of the Initial Sale Hearing, including those findings regarding the application of In re Braniff Airways, Inc., 700 F.2d 935, 940 (5th Cir. 1983) and Midlantic Nat’l Bank v. New Jersey Dep’t of Envtl. Prot., 474 U.S. 494 (1986) to the issues presented by the Sale, are incorporated herein by reference.

II. The consummation of the Sale and the assumption and assignment of the Contracts is legal, valid, and properly authorized under all applicable provisions of the Bankruptcy Code, including, without limitation, Sections 105(a), 363(b), 363(f), 363(m), 365(b), and 365(f) of the Bankruptcy Code, and all of the applicable requirements of such Sections have been complied with in respect of the Sale.

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

General Provisions

1. The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this Chapter 11 case pursuant to Bankruptcy Rule 9014. To the extent that any of the findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the conclusions of law constitute findings of fact, they are adopted as such.

2. The relief requested in the Motion is granted and approved as set forth in this Sale Order, and the transactions contemplated thereby and by the Purchase Agreement are approved as set forth and modified in this Sale Order. All capitalized terms not otherwise defined in this Sale Order have the meanings ascribed to such terms in the Motion or the Purchase Agreement, as applicable.

3. This Court’s findings of fact and conclusions of law set forth in the Bidding Procedures Order are incorporated herein by reference.

4. The Credit Bid is hereby approved. The portion of the DIP Claims in excess of the amounts expressly stated as part of the Credit Bid shall remain outstanding against the Debtor and any of its assets not purchased by the Purchaser, and the DIP Agent and DIP Lenders shall continue to be protected by and entitled to the benefit of the terms and provisions of the DIP Order, the DIP Credit Agreement and other orders entered by the Court in respect thereof. In making the Credit Bid and in taking any and all actions in connection therewith, the DIP Agent shall be entitled to the benefit of all of the indemnification, reimbursement, exculpatory and other protections (i) as and to the extent set forth in the DIP Credit Agreement, (ii) pursuant to direction from the Required Lenders in accordance with the Direction Letter dated April 30, 2013 directing the DIP Agent to credit bid or to take any other action in connection with the transactions contemplated by the Purchase Agreement or (iii) pursuant to applicable law, this Sale Order or any other order of the Court.

5. The amount of cash placed in the Senior Lien Escrow by the Purchaser at the closing shall be equal to $55,000,000. The Senior Lien Escrow shall be distributed as promptly as practicable after the Closing Date as follows: (i) to the holder of a Senior Lien upon agreement by the Purchaser or upon a final and non-appealable judicial determination as to the amount of the claim secured by such Senior Lien and that such Senior Lien is ranked senior to the DIP Claims; (ii) to the Purchaser, on the date that is 180 days after the Closing Date (and any date thereafter) to the extent that the Senior Lien Escrow exceeds the aggregate amount of the then-asserted Senior Liens; and (iii) to the Purchaser to the extent that any amounts remain in the Senior Lien Escrow following the final adjudication or settlement and payment in full of all Senior Liens; provided, however, that the first $50,000 released from the Senior Lien Escrow to the Purchaser shall be remitted to the Debtor’s estate. The Purchaser, the Debtor and any Senior Lien Claimant shall make a good faith effort to resolve all disputes with respect to the amount and/or priority of any asserted Senior Liens as promptly as practicable. Any holder of an asserted Senior Lien shall assert such lien only against the amounts in the Senior Lien Escrow unless at such time the Senior Lien Escrow is exhausted. The portion of any Senior Lien not satisfied from the Senior Lien Escrow on the date that the Senior Lien Escrow is exhausted shall constitute Excess Senior Liens, and such Excess Senior Liens shall continue to attach to those Purchased Assets to which Such Excess Senior Liens would have attached prior to the Sale. Debtor agrees to provide Purchaser and any Senior Lien claimant with all reasonably necessary documentation for the purpose of adjudicating any Senior Lien. This Court shall have exclusive jurisdiction over any dispute as to the amount and priority of any Senior Lien and the Senior Lien Escrow until the Senior Lien Escrow is exhausted; and any such dispute shall be resolved by adversary proceeding unless Purchaser and the holder of such Senior Lien agree otherwise.

6. All objections to the Motion or the relief requested therein that have not been withdrawn, waived, or settled by announcement to the Court during the Sale Hearing or by stipulation filed with the Court, including any and all reservations of rights included in such objections or otherwise, are hereby denied and overruled on the merits with prejudice. Those parties who did not object or withdrew their objections to the Motion are deemed to have consented pursuant to Section 363(f)(2) of the Bankruptcy Code.

Approval of the Purchase Agreement

7. The Purchase Agreement and all other documents ancillary thereto, and all of the terms and conditions thereof, are hereby approved with the following modifications:

a. Section 10.01(e) of the Purchase Agreement is amended to read as follows:

“(e) all Contract Cure amounts and other obligations under the Assigned Contracts;”

b. With respect to the releases provided in Section 10.03 of the Purchase Agreement, any reference to an “Affiliate” of the Buyer to the extent said Affiliate is also a DIP Lender shall be a reference to such Affiliate solely in its capacity as an Affiliate of the Buyer and not in its capacity as a DIP Lender.

c. The language on the cover page to Exhibit A, Part 4(b) “Excluded Contracts” is amended to read as follows:

“All Contracts excluded as Rejected Assets in accordance with Section 2.02 of the Asset Purchase Agreement to which this Exhibit is attached.”

8. Pursuant to Sections 363(b) and (f) of the Bankruptcy Code, the Debtor is authorized and empowered to take any and all actions necessary or appropriate to (i) consummate the Sale pursuant to and in accordance with the terms and conditions of the

Purchase Agreement, (ii) close the Sale as contemplated in the Purchase Agreement and this Sale Order, and (iii) execute and deliver, perform under, consummate, implement, and fully close the Purchase Agreement, including the transfer of the Purchased Assets and the assumption and assignment of the Contracts to the Purchaser in accordance with the Purchase Agreement, together with all additional ancillary instruments and documents that may be reasonably necessary or desirable to implement the Purchase Agreement and the Sale.

9. This Sale Order shall be binding in all respects upon (a) the Debtor, (b) the Debtor’s estate, (c) all creditors of, and holders of equity interests in, the Debtor, (d) all holders of Liens, Claims, encumbrances or other interests (whether known or unknown) in, against, or on all or any portion of the Purchased Assets, (e) all Contract Counterparties, (f) the Purchaser and all successors and assigns of the Purchaser, (g) the Purchased Assets, and (h) any trustee subsequently appointed in the Debtor’s Chapter 11 case, or a Chapter 7 trustee appointed upon a conversion of this case to a case under Chapter 7 under the Bankruptcy Code. This Sale Order and the Purchase Agreement shall inure to the benefit of the Debtor, its estate and creditors, the Purchaser, and the respective successors and assigns of each of the foregoing.

Transfer of the Purchased Assets

10. Pursuant to Sections 105(a), 363(b), 363(f), 365(b), and 365(f) of the Bankruptcy Code, the Debtor is authorized to transfer the Purchased Assets to the Purchaser on the Closing Date and such transfer shall (a) constitute a legal, valid, binding, and effective transfer of the Purchased Assets, (b) vest the Purchaser with title to the Purchased Assets, and (c) upon the Debtor’s receipt of the Purchase Price (as may be adjusted as of the Closing Date pursuant to sections 7.02 and 12.01 of the Purchase Agreement), be free and clear of all Claims and Interests (other than Assumed Encumbrances, Assumed Obligations and Senior Liens), with such Claims and Interests to attach to the proceeds of the Sale in the order of their priority, with the same validity, force, and effect which they now have as against the Purchased Assets (subject to any claims and defenses the Debtor or its estate may possess with respect thereto). On the Closing Date, the Purchaser shall take title to and possession of the Purchased Assets subject only to the Assumed Encumbrances, Assumed Obligations and Excess Senior Liens.

11. Notwithstanding anything herein, or in the Purchase Agreement, to the contrary, the Purchased Assets shall not include (a) any assets of the Debtor in Israel, including but not limited to any interests in the Shimshon and Daniel Licenses and any contracts relating thereto; (b) any assets of Debtor’s subsidiaries in Israel and the Netherlands, including but not limited to, any interests in the Shimshon and Daniel Licenses and any contracts relating thereto; (c) any interest of the Debtor in its subsidiaries in Israel and the Netherlands; (d) any of Debtor’s director and officer insurance policies, fiduciary policies or employment practices policies (in each case of the foregoing, including any tail policies or coverage thereon), or any of Debtor’s rights, claims, demands, proceedings, causes of action or rights of set off thereunder; (e) any claims related to or arising out of the Deepwater Horizon Spill, the subject moratorium or other consequences of the Deepwater Horizon Spill in each case against BP or other defendants, including the Claim submitted in January 2013 under the Oil Pollution Act of 1990 for loss of profits and earning capacity as a result of the Deepwater Horizon Spill and any similar Claims against the United States and any agencies thereof also arising out of the Deepwater Horizon Spill, the subsequent moratorium or other consequences of the Deepwater Horizon Spill, or (f) any preference or avoidance action proceeds pursuant to Section 550 of the Bankruptcy Code (other than those avoidance action proceeds derived from Section 549 of the Bankruptcy Code, which are included in the Purchased Assets).

12. Subject to the terms of the Purchase Agreement, the Purchaser may eliminate certain assets from the Purchased Assets up to the Closing without prior Court approval; provided, however, that no reduction in the consideration paid by the Purchaser shall be made without Court approval after proper notice and hearing.

13. The Debtor is hereby authorized to take any and all actions necessary to consummate the transactions contemplated by the Purchase Agreement, including any actions that otherwise would require further approval by the Debtor’s board of directors or board of managers, as the case may be, without the need of obtaining such approvals.

14. The transactions authorized herein shall be of full force and effect, regardless of the Debtor’s lack of good standing in any jurisdiction in which it is formed or authorized to transact business. Upon consummation of the transactions set forth in the Purchase Agreement, the Purchaser shall be authorized to file termination statements or lien terminations in any required jurisdiction to remove any record, notice filing, or financing statement recorded to attach, perfect, or otherwise notice any lien or encumbrance, with respect to the Purchased Assets, that is extinguished or otherwise released pursuant to this Sale Order under Section 363 and the related provisions of the Bankruptcy Code; provided, however, that no Senior Liens shall be extinguished or otherwise released until paid in full (or in such lesser amount as may be consensually agreed) pursuant to the provisions of this Sale Order.

15. Subject to the terms, conditions, and provisions of this Sale Order, all entities are hereby forever prohibited and enjoined from taking any action that would adversely affect or interfere with the ability of the Debtor to sell and transfer the Purchased Assets to the Purchaser in accordance with the terms of the Purchase Agreement and this Sale Order.

16. Subject to the terms, conditions, and provisions of this Sale Order, all entities that are in possession of some or all of the Purchased Assets on the Closing Date are directed to surrender possession of such Purchased Assets to the Purchaser or its assignee on the Closing Date.

17. The transfer of the Purchased Assets to the Purchaser pursuant to the Purchase Agreement does not require any consents other than as specifically provided for in the Purchase Agreement.

18. A certified copy of this Sale Order may be filed with the appropriate clerk and/or recorded with the recorder of any state, county, or local authority to act to cancel any of the Claims and Interests of record except the Assumed Encumbrances, Assumed Obligations and Senior Liens.

19. If any person or entity which has filed statements or other documents evidencing Claims and Interests on, or in, all or any portion of the Purchased Assets (other than statements or documents with respect to Assumed Encumbrances, Assumed Obligations, or unresolved Senior Liens) shall not have delivered to the Debtor prior to the Closing Date, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of liens and easements, and any other documents necessary for the purpose of documenting the release of all liens or interests which the person or entity has or may assert with respect to all or any portion of the Purchased Assets, the Debtor is hereby authorized and directed, and the Purchaser is hereby authorized, on behalf of the Debtor and each of its creditors, to execute and file such statements, instruments, releases, and other documents on behalf of such person or entity with respect to the Purchased Assets.

20. On the Closing Date, this Sale Order shall be construed and shall constitute for any and all purposes a full and complete general assignment, conveyance, and transfer of the Debtor’s interests in the Purchased Assets. This Sale Order is and shall be effective as a determination that, on the Closing Date, all Claims and Interests and any other interest of any kind or nature whatsoever existing as to the Purchased Assets prior to the Closing Date, other than the Assumed Encumbrances, Assumed Obligations and Senior Liens, shall have been unconditionally released, discharged, and terminated, and that the conveyances described herein have been effected; provided, however, that any Senior Liens shall attach to the proceeds placed in the Senior Lien Escrow and shall not be discharged, released, terminated and/or cancelled from those Purchased Assets to which the Senior Lien attached prior to the Closing until paid in full (or in such lesser amount as may be consensually agreed), and any other Claims and Interests shall attach to any remaining proceeds of the Sale in the order of their priority, with the same validity, force, and effect which they now have as against the Purchased Assets.

21. This Sale Order is and shall be binding upon and govern the acts of all persons and entities, including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any lease; and each of the foregoing persons and entities is hereby directed to accept for filing any and all of the documents and instruments necessary and appropriate to consummate the transactions contemplated by the Purchase Agreement.

22. To the greatest extent available under applicable law, the Purchaser shall be authorized, as of the Closing Date, subject to section 4.02(f) of the Purchase Agreement, to operate under any license, permit, registration, and governmental authorization or approval of the Debtor with respect to the Purchased Assets, and all such licenses, permits, registrations, and governmental authorizations and approvals are deemed to have been, and hereby are, deemed to be transferred to the Purchaser as of the Closing Date.

23. In accordance with Section 525 of the Bankruptcy Code, no governmental unit may revoke or suspend any permit or license relating to the operation of the Purchased Assets sold, transferred, or conveyed to the Purchaser on account of the filing or pendency of the Debtor’s Chapter 11 case or the consummation of the transactions contemplated by the Purchase Agreement.

24. Notwithstanding anything herein or in the Purchase Agreement to the contrary, no provision of this Sale Order or the Purchase Agreement shall relieve the Purchaser from (a) any environmental, health or safety regulations imposed by the federal or any applicable state government with respect to the Purchased Assets; and (b) any transfer tax or other similar tax that may be imposed on the Purchaser pursuant to applicable state law as a result of the Sale. Nothing in this Sale Order shall modify paragraph 6 of this Court’s Order Pursuant to 11 U.S.C. § 365(A) (I) Authorizing Omnibus Rejection of Certain Unexpired Leases and Executory Contracts Related to the Debtor’s Remaining Properties, Relinquishment, and Abandonment of Any Interests Related Thereto and (II) Approving Procedures for the Rejection of Executory Contracts and Unexpired Leases dated June 21, 2013 [Docket No. 2096].

25. As of the Closing, (a) Purchaser shall be responsible in accordance with applicable Law for all liabilities relating to decommissioning and plugging and abandonment with respect to the Purchased Assets arising by virtue of Purchaser’s ownership of such assets, (b) the Purchased Assets do not include any assets of third parties, including any third party’s right, title or interest in any lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments or reversionary interests and (c) Purchaser shall have purchased the Purchased Assets subject to any Assumed Encumbrances (to the extent not otherwise discharged pursuant to this Sale Order) and Excess Senior Liens.

26. The DIP Agent has executed the Purchase Agreement at the direction of the Required Lenders (as defined in the DIP Credit Agreement) solely in order to facilitate the transaction contemplated by the Purchase Agreement. Notwithstanding anything herein or in the Purchase Agreement or any other document or instrument to the contrary, the transfer by the DIP Agent to the Purchaser of the right to receive the Purchased Assets shall be “as is, where is, and with all faults” and without any representations, warranties or recourse whatsoever. In making the Credit Bid for the Purchased Assets, in transferring the right to receive the Purchased Assets to the Purchaser, and in taking all other actions in connection with the foregoing (whether pursuant to the Purchase Agreement, any other agreement, instrument or document executed in connection therewith or otherwise), the DIP Agent shall not be deemed to have assumed in any respect possession, title or control with respect to or over any of the Purchased Assets or any liability or obligation in respect of any of the Assumed Obligations.

27. To the extent that the Debtor’s interest in that certain adversary proceeding No. 13-3071 currently pending in this Court constitutes a Purchased Asset, such interest is sold subject to the outcome of that adversary proceeding, which outcome shall be binding on the Purchaser to the same extent it would have been binding on the Debtor prior to the Sale.

Provisions Regarding ORRIs and NPIs

28. The Conveyance Order and any Disgorgement Agreements remain in full force and effect, provided, however, that Purchaser shall step into the shoes of Debtor with respect to any of the Debtor’s rights in relation to any Disgorgement Agreements and the Conveyance Order that relate to assets being purchased, which rights Purchaser is acquiring as part of the Sale. The Purchaser is not acquiring the rights of any third parties with respect to the Disgorgement Agreement and the Conveyance Order, which shall not be altered by the Sale.

29. The Purchased Assets include all of the Debtor’s claims, rights and causes of action against the holders of overriding royalty interests, production payments, net profits interests, carried interests or similar interests (the “ORRI/NPI Holders”) with respect to any of the Purchased Assets, excluding any claims under Chapter 5 of the Bankruptcy Code, other than claims pursuant to Section 549 of the Bankruptcy Code (for the avoidance of doubt, any claim of the Debtor arising under Section 549 of the Bankruptcy Code shall constitute a Purchased Asset). All of the Debtor’s claims, rights and causes of action against the ORRI/NPI Holders remain subject to any and all rights, claims, actions, defenses, and/or remedies available to the ORRI/NPI Holders under applicable non-Bankruptcy law. For the avoidance of doubt, Purchaser is purchasing only the Debtor’s rights and claims against the ORRI/NPI Holders and not the claims or rights of any third party, including the claims, if any, of any holder of a statutory lien or any other party that has sought to intervene in litigation between the ORRI/NPI Holders and the Debtor.

30. (a) Nothing contained in this Sale Order or the Purchase Agreement will restrict or impair the rights claims, actions, defenses, remedies or interests of the ORRI/NPI Holders under applicable law (i) regarding title to, or the validity of, such interests or the production proceeds attributable to such interests, if any; (ii) against the DIP Agent, the DIP Lenders, the First Lien Lenders (defined below), the First Lien Agent (defined below), Second Lien Agent (defined below), the Second Lien Noteholders (defined below), the Purchaser, other designee under the Purchase Agreement or their successors and assigns with respect to the Purchased Assets (and nothing herein or therein will restrict or impair the rights or defenses of any such person in connection therewith); or (iii) with respect to any pending litigation involving the Debtor regarding, among other things, the nature of the interest held by the ORRI/NPI Holders (each such action an “ORRI/NPI Action”), including, but not limited to, whether the conveyances creating such interests effected conveyances of immovable or real property interests and whether such conveyances are contracts subject to the provisions of Section 365 of the Bankruptcy Code, and all parties’ rights with respect to the matters set forth in this paragraph are reserved.

(b) The Sale shall not restrict or impair the rights, claims, actions, defenses and/or remedies, if any, of the ORRI/NPI Holders pursuant to any order approving debtor-in-possession financing or any modification, supplement, or amendment thereto (the “DIP Orders”), including without limitation, any rights to object to any payment, distribution or plan provision in this bankruptcy case.

(c) The Sale shall not restrict or impair the rights, claims, actions, defenses and/or remedies, if any, of any party, under applicable law, with respect to the subordination agreements or acts of subordination of lien by (i) Credit Suisse AG as administrative and collateral agent (in that capacity “First Lien Agent”) to certain lenders (the “First Lien Lenders”), described in that certain (I) Credit Agreement dated as of June 18, 2010, by and among ATP as borrower and the First Lien Agent; and (II) Act of Mortgage, Security Agreement, Financing Statement, Fixture Filing and Assignment of Production effective June 27, 2008, and related agreements, by and among ATP and Credit Suisse AG as collateral agent, and (ii) Bank of New York Mellon Trust Company, N.A., as collateral agent (in that capacity “Second Lien Agent”) for certain lenders described in that certain Indenture dated April 21, 2012 (the “Second Lien Notes Indenture”) for the second lien noteholders (“Second Lien Noteholders”) and that certain Act of Second Lien Mortgage, Security Agreement, Financing Statement, Fixture Filing, and Assignment of Production effective as of April 23, 2010 executed by ATP as borrower and the Second Lien Agent, whether exercised inside or outside of the bankruptcy case (each a “Subordination Agreement”), including without limitation, any rights to object to any payment, distribution or plan provision in this bankruptcy case to or in favor of the DIP Agent, the DIP Lenders, the First Lien Lenders, the First Lien Agent, Second Lien Agent, the Second Lien Noteholders, the Purchaser, other designee under the Purchase Agreement or their successors and assigns.

(d) The Purchaser and its successors and assigns shall be bound by any Subordination Agreement to the same extent as the DIP Agent, DIP Lenders, First Lien Agent, or First Lien Lenders would have been bound if any of them were the purchaser of the Purchased Assets under the Purchase Agreement.

(e) In no event shall the Purchase Agreement or the Sale Order permit the Purchaser, its successors or assigns to avoid or circumvent the effect of the Subordination Agreements or any rights of the ORRI/NPI Holders granted, reserved or protected under any of the DIP Orders. The rights, obligations, and defenses with respect thereto of all parties including the Purchaser and third party subsequent purchasers of assets to which a Subordination Agreement relates are hereby preserved. The Court expresses no views on the interpretation of any Subordination Agreement.

(f) Following the closing of the Sale, Purchaser will pay as required by and in accordance with the ORRI/NPI transaction documents all amounts due on account of any ORRI/NPI relating to the Purchased Assets as a result of production from any applicable Purchased Asset occurring on and after September 1, 2013 for as long as Purchaser remains owner of the Purchased Assets, provided, however, that Purchaser is not waiving any claims, counter claims or rights of offset, if any, that it may assert with respect to such payments or otherwise with respect to such ORRI/NPIs.

Prohibition of Actions Against the Purchaser

31. Except for the Assumed Encumbrances, Assumed Obligations and Excess Senior Liens, or as otherwise expressly provided for in this Sale Order or the Purchase Agreement, the Purchaser shall not have any liability or other obligation of the Debtor arising under or related to any of the Purchased Assets. Without limiting the generality of the foregoing, and except as otherwise specifically provided herein or in the Purchase Agreement, the Purchaser shall not be liable for any Claims and Interests against the Debtor, or any of its predecessors or affiliates, and the Purchaser shall have no successor or vicarious liabilities of any kind or character, including, but not limited to, under any theory of antitrust, environmental, successor or transferee liability, labor law, de facto merger, mere continuation, continuity of enterprise, or substantial continuity, whether known or unknown as of the Closing Date, now existing or hereafter arising, whether fixed or contingent, whether asserted or unasserted, whether legal or equitable, whether liquidated or unliquidated, including, but not limited to, liabilities on account of warranties, intercompany loans and receivables between the Debtor and any non-debtor subsidiary or affiliate, liabilities relating to or arising from any environmental laws, and any taxes arising, accruing, or payable under, out of, in connection with, or in any way relating to the operation of any of the Purchased Assets prior to the Closing Date. The consummation of the Sale does not amount to a consolidation, merger or de facto merger of the Purchaser and the Debtor and/or the Debtor’s estate, there is not substantial continuity between the Purchaser and the Debtor, there is no continuity of enterprise between the Debtor and the Purchaser, the Purchaser is not a mere continuation of the Debtor or the Debtor’s estate, and the Purchaser does not constitute a successor to the Debtor or the Debtor’s estate. On the Closing Date, the Purchaser shall be deemed to have assumed only the Assumed Obligations. Except for the Assumed Obligations and Assumed Encumbrances, the Purchaser’s acquisition of the Purchased

Assets shall be free and clear of any “successor liability” claims of any nature whatsoever, whether known or unknown and whether asserted or unasserted as of the Closing Date. The Purchaser’s operations shall not be deemed a continuation of the Debtor’s business as a result of the acquisition of the Purchased Assets. The Purchaser is not an agent or a joint venturer of the DIP Agent and the DIP Agent shall have no duties under the Purchase Agreement, except to reduce the amount of the allowed claims of the DIP Lenders and the holder of the Prepetition Hedging Obligations (as defined in the DIP Credit Agreement) on the Closing Date by the amount of the Credit Bid used as consideration under the Purchase Agreement, subject to the terms and conditions hereof and as contained in sections 7.02 and 12.01 of the Purchase Agreement. Notwithstanding anything in this Sale Order to the contrary, nothing herein or in the Purchase Agreement shall prohibit holders of Senior Statutory Liens from filing notices pursuant to Section 546 of the Bankruptcy Code.

32. Except with respect to Assumed Encumbrances, Assumed Obligations and Excess Senior Liens, or as otherwise permitted by the Purchase Agreement or this Sale Order, all persons and entities, including, but not limited to, all debt security holders, equity security holders, governmental, tax and regulatory authorities, lenders, trade creditors, litigation claimants, and other creditors, holding Claims and Interests or other interests of any kind or nature whatsoever against or in all or any portion of the Purchased Assets (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, liquidated or unliquidated, senior or subordinate), arising under or out of, in connection with, or in any way relating to the Debtor, the operation of the Debtor’s business prior to the Closing Date, or the transfer of the Purchased Assets to the Purchaser, hereby are forever barred, estopped, and permanently enjoined from asserting against the DIP Agent or the Purchaser, any of their respective affiliates, any of the foregoing’s successors, assigns, or properties, or the Purchased

Assets, such persons’ or entities’ Claims and Interests or any other interests in and to the Purchased Assets, including, without limitation, the following actions: (a) commencing or continuing in any manner any action or other proceeding against the DIP Agent or the Purchaser, any of their respective affiliates or any of the foregoing’s successors, assigns, or properties in respect of or otherwise relating to the Purchased Assets; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the DIP Agent or the Purchaser, any of their respective affiliates or any of the foregoing’s successors, assigns, or properties in respect of or in relation to the Purchased Assets; (c) creating, perfecting, or enforcing any Claims and Interests against the DIP Agent or the Purchaser, any of their respective affiliates or any of the foregoing’s successors, assigns, or properties, in respect of or in relation to the Purchased Assets; (d) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due the DIP Agent or the Purchaser, any of their respective affiliates, or any of the foregoing’s successors, assigns, or properties in respect of or in relation to the Purchased Assets; (e) commencing or continuing any action, in any manner or place, that does not comply with or is inconsistent with the provisions of this Sale Order, other orders of the Court, or the Purchase Agreement or actions contemplated or taken in respect thereof; or (f) revoking, terminating, or failing or refusing to transfer or renew any license, permit, or authorization to operate any of the Purchased Assets or conduct any of the businesses operated with the Purchased Assets. For the avoidance of doubt, no party, other than the Debtor, by virtue of the Purchase Agreement or this Sale Order, is releasing any claims against the DIP Agent or the Purchaser that are not claims against, or in respect of, all or any portion of the Purchased Assets and no claims of any third party against the DIP Agent and Purchaser that do not relate to the Purchased Assents are released by virtue of the Purchase Agreement or this Sale Order other than claims based upon (y) the Sale and (z) the actions taken by the DIP Agent and the Purchaser in connection therewith.

33. On the Closing Date, or as soon as possible thereafter, each creditor is authorized and directed, and the Purchaser is hereby authorized, on behalf of each of the Debtor’s creditors, to execute such documents and take all other actions as may be necessary to release any Claims and Interests and other interests in or on the Purchased Assets (except Assumed Encumbrances, Assumed Obligations and Senior Liens), if any, as provided for herein, as such Claims and Interests may have been recorded or may otherwise exist.

34. All persons and entities are hereby forever prohibited and enjoined from taking any action that would adversely affect or interfere with the ability of the Debtor to sell and transfer the Purchased Assets to the Purchaser in accordance with the terms of the Purchase Agreement and this Sale Order.

35. The Purchaser has given substantial consideration under the Purchase Agreement for the benefit of the Debtor, its estate, and creditors. As demonstrated at the Sale Hearing, the consideration given by the Purchaser shall constitute valid and valuable consideration for the releases of any potential Claims and Interests pursuant to this Sale Order, which releases shall be deemed to have been given in favor of the Purchaser by all holders of Claims and Interests against the Debtor or any of the Purchased Assets, other than holders of Claims and Interests relating to the Assumed Encumbrances, Assumed Obligations or Senior Liens. The consideration provided by the Purchaser for the Purchased Assets under the Purchase Agreement is fair and reasonable and accordingly the Sale may not be avoided under Section 363(n) of the Bankruptcy Code.

36. Effective as of the Closing Date, the Purchaser, its successors and assigns, shall be designated and appointed the Debtor’s true and lawful attorney and attorneys, with full power of substitution, in the Debtor’s name and stead, on behalf of and for the benefit of the Purchaser, its successors and assigns, for any purpose as provided in the Purchase Agreement, including for the following purposes: (i) to demand and receive any and all of the Purchased Assets and to give receipts and releases for and in respect of the Purchased Assets, or any part thereof, (ii) from time to time to institute and prosecute in the Debtor’s name, for the benefit of the Purchaser, its successors and assigns, any and all proceedings at law, in equity or otherwise, which the Purchaser, its successors and assigns, may deem proper for the collection or reduction to possession of any of the Purchased Assets, and (iii) to do all acts and things with respect to the Purchased Assets which the Purchaser, its successors and assigns, shall deem desirable.

Assumption and Assignment of Contracts

37. Pursuant to Sections 105(a) and 365 of the Bankruptcy Code, and subject to and conditioned upon the closing of the Sale, the Debtor’s assumption and assignment to the Purchaser, and the Purchaser’s assumption on the terms set forth in the Purchase Agreement, of the Contracts is hereby approved, and the requirements of Section 365(b)(1) of the Bankruptcy Code with respect thereto are hereby deemed satisfied.

38. The Debtor is hereby authorized and directed in accordance with Sections 105(a), 363, and 365 of the Bankruptcy Code to (a) assume and assign to the Purchaser, effective upon the Closing Date, the Contracts free and clear of all Claims and Interests or other interests of any kind or nature whatsoever and (b) execute and deliver to the Purchaser such documents or other instruments as may be necessary to assign and transfer the Contracts to the Purchaser.

39. The Contracts shall be transferred to, and remain in full force and effect for the benefit of, the Purchaser in accordance with their respective terms, notwithstanding any provision in any such Contract (including those of the type described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts, or conditions such assignment or transfer and, pursuant to Section 365(k) of the Bankruptcy Code, the Debtor shall be relieved from any further liability with respect to the Contracts after such assignment to and assumption by the Purchaser, except as provided in the Purchase Agreement.

40. All defaults or other obligations of the Debtor under the Contracts arising or accruing prior to the Closing Date (without giving effect to any acceleration clauses or any default provisions of the kind specified in Section 365(b)(2) of the Bankruptcy Code), whether monetary or non-monetary, shall be cured pursuant to Section 365 of the Bankruptcy Code.

41. To the extent a Contract Counterparty to a Contract failed to timely object to a Cure Amount, such Cure Amount, excluding any Post Objection Deadline Cure Amount, shall be deemed to be finally determined and any such Contract Counterparty shall be prohibited from challenging, objecting to, or denying the validity and finality of the Cure Amount at any time, and such Cure Amount, when paid, shall completely revive any Contract to which it relates. No sections or provisions of any Contract that purport to provide for additional payments, penalties, charges, or other financial accommodations in favor of the Contract Counterparty to the Contracts shall have any force and effect with respect to the Sale and assignments authorized by this Sale Order, and such provisions constitute unenforceable anti-assignment provisions under Section 365(f) of the Bankruptcy Code and are otherwise unenforceable under Section 365(e) of the Bankruptcy Code. No assignment of any Contract pursuant to the terms of the Purchase Agreement shall in any respect constitute a default under any Contract. The Contract Counterparty to each Contract shall be deemed to have consented to such assignment under Section 365(c)(1)(B) of the Bankruptcy Code, and the Purchaser shall enjoy all of the Debtor’s rights and benefits under each such Contract as of the applicable date of assumption without the necessity of obtaining such Contract Counterparty’s written consent to the assumption or assignment thereof.

42. All Contract Counterparties shall cooperate and expeditiously execute and deliver, upon the reasonable requests of the Purchaser, and shall not charge the Debtor or the Purchaser for any instruments, applications, consents, or other documents which may be required or requested by any public or quasi-public authority or other party or entity to effectuate the applicable transfers of the Contracts in connection with the Sale.

43. With respect to objections to any Cure Amounts, including any Post Objection Deadline Cure Amount, that remain unresolved as of the Final Sale Hearing, such objections shall be resolved in accordance with the procedures approved in the Bidding Procedures Order.

44. Nothing in this Sale Order, the Motion, or in any notice or any other document is or shall be deemed an admission by the Debtor that any contract or Contract is an executory contract or unexpired lease or must be assumed and assigned pursuant to the Purchase Agreement or in order to consummate the Sale.

45. Upon the payment of the Cure Amount, including any Post Objection Deadline Cure Amount, with respect to a Contract, the Contract Counterparty to such Contract shall be forever barred and enjoined from raising or asserting against (a) the DIP Agent, (b) the Purchaser, (c) any of their respective affiliates, successors, or assigns, or (d) the Purchased Assets, any assignment fee, default, breach, Claim, pecuniary loss, or condition to assignment arising under or related to the Contracts existing as of the Closing Date or arising by reason of the closing of the Sale, except for any amounts that are Assumed Obligations.

Interior/BOEM Provisions

46. Notwithstanding any other provision of this Sale Order or the Purchase Agreement to the contrary and except as expressly resolved in the provisions set forth in paragraphs 46 through 53 hereof, the United States, the DIP Agent, the DIP Lenders and the Purchaser expressly reserve their respective rights, including, without limitation, as to the issues raised in United States’ objection filed with the Court to the proposed sale, assignment and/or transfer of any of the Debtor’s record title, operating rights, and/or other rights in federal oil and gas leases, rights-of-use and easement, and rights-of-way (collectively, the “Federal Leases”). For the avoidance of doubt, in the event that the United States does not approve the proposed assignment and/or transfer of the Debtor’s record title, operating rights, and/or other rights in the Federal Leases, the Purchaser expressly reserves all of its rights under Section 6.02(d) of the Purchase Agreement. Upon execution, delivery and effectiveness of the Settlement Agreement and the Residual Decommissioning Trust Agreement (each as defined below) the United States’ objection to the Sale shall be deemed withdrawn with prejudice.

47. Nothing in the Sale Order or the Purchase Agreement (other than the separate agreement(s) reached between the Purchaser and the United States, hereinafter the “Settlement Agreement” and the “Residual Decommissioning Trust Agreement”) shall be interpreted to address or otherwise affect any decommissioning obligations and financial assurance requirements under the Federal Leases. The Purchaser’s acquisition of rights in respect of the BOEM/BSEE Trusts (as defined in the Purchase Agreement) (including the assignment thereof by the Debtor) allocated for decommissioning of the Federal Leases to be assigned, subject to consummation of the Settlement Agreement and the Residual Decommissioning Trust Agreement, is hereby approved; provided, however, that the rights in respect of the BOEM/BSEE Trusts shall not transfer to the Purchaser until the approval by BOEM/BSEE of the assignment to the Purchaser of the properties to which the BOEM/BSEE Trusts apply. Funds in the BOEM/BSEE Trusts may be used by the Purchaser to meet financial assurance requirements to BOEM/BSEE in connection with the Sale.

48. The United States’ approval of the proposed assignment and/or transfer of the Debtor’s rights to the Purchaser is subject to, among other things, the execution of the Settlement Agreement and the Residual Decommissioning Trust Agreement each in a form acceptable to the Purchaser and the United States, which shall contemplate the payment of funds (the “BOEM Payment”) by the Purchaser to the BOEM for the performance of decommissioning obligations under any or all Federal Leases that do not constitute Purchased Assets other than obligations relating to or affecting the Innovator platform. The amount of the BOEM Payment is determined with reference to the decommissioning obligations associated with Federal Leases that are not Purchased Assets and that do not relate to the Gomez property to the extent that such obligations are not the responsibility of other non-Debtor parties with decommissioning obligations based on current lease or operating rights ownership and shall be $44,255,000 - unless reduced by prepayment.

49. Upon consummation of the Settlement Agreement and the Residual Decommissioning Trust Agreement, the United States will not assert administrative expense claims against the Debtor in respect of decommissioning liabilities under the Federal Leases that do not constitute Purchased Assets, provided, however, that the United States reserves the right to file (a) administrative claims for decommissioning expenses relating to the Gomez No. 8 well and/or (b) any administrative claims solely for purposes of setoff against any claims against the United States or any agencies thereof arising out of the Deepwater Horizon Spill and the subsequent moratorium or the consequences of the Deepwater Horizon Spill, including without limitation case no. 1:12-CV-00579 in the Court of Federal Claims. All parties’ rights are reserved with respect to the effect, if any, of the United States’ agreement not to assert administrative expense claims on the ability of third parties to assert administrative claims against the Debtor for O&M and decommissioning costs incurred by any third party.

50. Except to the extent already paid by the Debtor, the obligations for any rental or royalty claims owed to the United States on any Federal Leases assigned and/or transferred to the Purchaser pursuant to the Sale, including without limitation pre-petition claims, must be ratified and assumed by the Purchaser and shall be paid in full, in cash, as soon as practicable by the later of (a) the Closing Date; or (b) when due in the ordinary course.

51. Notwithstanding any provision contained in this Sale Order or the Purchase Agreement to the contrary, the Department of the Interior will retain and have the right to audit and/or perform any compliance review permissible under applicable law, without those rights being adversely affected by these bankruptcy proceedings. The Debtor, DIP Agent, the DIP Lenders and the Purchaser fully reserve and otherwise retain all defenses and/or rights, other than defenses and/or rights relating to cure amounts arising from the bankruptcy, to challenge any such determination; provided, however, that any such challenge must be raised in the United States’ administrative review process leading to a final agency determination by the Office of Natural Resources Revenue. The audit and/or compliance review period shall remain open for the full statute of limitations period established by the Federal Oil and Gas Royalty Simplification and Fairness Act of 1996 (30 U.S.C. §§ 1701, et seq.).

52. Nothing in the Sale Order or the Purchase Agreement releases, nullifies, precludes, or enjoins the enforcement of any liability to a governmental unit under environmental statutes or regulations (the “Environmental Laws”) that any entity would be subject to as the owner or operator of the Purchased Assets after consummation of Sale and the transfer of the Purchased Assets to Purchaser, and nothing in this Sale Order or the Purchase Agreement imposes any liability or duty on Purchaser prior to consummation of the Sale, or with respect to properties that are not Purchased Assets, including without limitation, in respect of the properties covered by the Residual Decommissioning Trust Agreement. For the avoidance of doubt, Environmental Laws include, without limitation, the Outer Continental Shelf Lands Act and its implementing regulations. Nothing herein relieves the Debtor of its obligation to comply with United States Coast Guard regulations.

53. Nothing in the Sale Order or the Purchase Agreement authorizes the transfer or assignment to the Purchaser of any governmental licenses, permits, rights-of-way, rights-of-use and easements, contracts, registration, authorizations, approvals, agreements or other interests without the Purchaser’s compliance with all applicable legal requirements under non-bankruptcy Law governing such transfers or assignments, it being understood that Purchaser’s obligations to fund the Residual Decommissioning Trust Agreement are subject to Purchaser’s having received applicable approvals from the United States for the transfer or assignment of licenses, permits, rights of way, rights of use and easements, contracts, registrations, authorizations, approvals and agreements relating to the purchased Federal Leases and associated assets, and the consummation of the Sale and transfer of the Purchased Assets to the Purchaser.

Other Provisions

54. The DIP Agent acted within its authority under the DIP Credit Agreement in entering into the Purchase Agreement and consummating the transactions contemplated thereby, and its Credit Bid pursuant to the terms of the Direction Letter dated as of April 30, 2013 was authorized by the Required Lenders under the DIP Credit Agreement. All actions taken by the DIP Agent arising from or relating to entry into the Purchase Agreement and performance of its obligations thereunder were proper and lawful.

55. This Sale Order, Purchase Agreement, and all documents ancillary thereto shall be binding in all respects upon all successors and assigns of the Debtor, and any of their respective affiliates and subsidiaries, any trustees, examiners, “responsible persons,” or other fiduciaries appointed in the Debtor’s Chapter 11 case or upon a conversion of such case to a case under Chapter 7 of the Bankruptcy Code, provided that, for avoidance of doubt, the Sale Order shall also be binding on all of the Debtor’s creditors and equity holders and all Contract Counterparties. The Purchase Agreement and any documents ancillary thereto shall not be subject to rejection or avoidance under any circumstances.

56. The Purchase Agreement and all documents ancillary thereto may be modified, amended, or supplemented by the parties thereto in a writing signed by the parties, in accordance with the terms thereof, without further order of the Court; provided that any modification, amendment, or supplement that has a material adverse effect on the Debtor’s estate or a material adverse effect on the rights or interests of any third party may only be made after notice and hearing.

57. The consideration provided by the Purchaser to the Debtor pursuant to the Purchase Agreement for the Purchased Assets constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code, Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, and under the laws of the United States, any state, territory, possession, or the District of Columbia.

58. The transactions contemplated by the Purchase Agreement, including without limitation, the purchase of the Purchased Assets and the assumption and assignment of the Contracts free and clear of Claims and Interests (other than Assumed Obligations, Assumed Encumbrances and Senior Liens), are undertaken by the Purchaser without collusion and in good faith, as that term is defined in Section 363(m) of the Bankruptcy Code, and, accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the Sale shall not affect the validity of the Sale free and clear of Claims and Interests (other than Assumed Obligations, Assumed Encumbrances and Senior Liens), unless such authorization and such Sale are duly stayed pending such appeal. The Purchaser is a good faith purchaser within the meaning of Section 363(m) of the Bankruptcy Code and under other applicable Bankruptcy and non-Bankruptcy Law, as such, is entitled to the full protections under Section 363(m) of the Bankruptcy Code and under other applicable Bankruptcy and non-Bankruptcy Law.

59. Nothing contained in any plan of reorganization or liquidation, or order of any type or kind entered in (a) this Chapter 11 case, (b) any subsequent Chapter 7 case into which this Chapter 11 case may be converted, or (c) any related proceeding subsequent to entry of this Sale Order, shall conflict with or derogate from the provisions of the Purchase Agreement or the terms of this Sale Order.

60. No bulk sales law or any similar law of any state or other jurisdiction applies in any way to the Sale.

61. The failure to specifically include any particular provision of the Purchase Agreement in this Sale Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Purchase Agreement be authorized and approved in its entirety as modified herein; provided, however, that this Sale Order shall govern if there is any inconsistency between the Purchase Agreement (including all documents ancillary thereto) and this Sale Order. Likewise, all of the provisions of this Sale Order are non-severable and mutually dependent.

62. The Court shall retain jurisdiction to, among other things, interpret, implement, and enforce the terms and provisions of this Sale Order and the Purchase Agreement, all amendments thereto, and any waivers and consents thereunder, and each ancillary document executed in connection therewith to which the Debtor is a party or which has been assigned by the Debtor to the Purchaser, and to adjudicate, if necessary, any and all disputes concerning or relating in any way to the Sale, including, but not limited to, retaining jurisdiction to (a)

compel delivery of the Purchased Assets to the Purchaser, (b) interpret, implement, and enforce the provisions of this Sale Order, (c) protect the Purchaser against any Claims and Interests or any other interest in or against the Debtor or the Purchased Assets of any kind or nature whatsoever attaching to the proceeds of the Sale, (d) determine rights to the Senior Lien Escrow as contemplated by Paragraph 5 hereof (and to determine the relative priorities of the liens securing the DIP Claims and any purported Senior Liens in connection therewith and the amount of any claims secured by such Senior Liens ), and (e) enter any orders under Section 363 or 365 of the Bankruptcy Code with respect to the Contracts.

63. All time periods set forth in this Sale Order shall be calculated in accordance with Bankruptcy Rule 9006(a).

64. The provisions of this Sale Order and any actions taken pursuant hereto shall survive entry of any order which may be entered: (a) confirming any plan of reorganization in this case; (b) converting this case to a case under chapter 7 of the Bankruptcy Code; (c) dismissing this case; or (d) pursuant to which this Court abstains from hearing this case.

65. Notwithstanding any contrary term or provision of (a) the Purchase Agreement, (b) the terms upon which the Titan Agent and the Titan Lender (each as defined below) agreed on the record at the Initial Sale Hearing to withdraw their objections to the Motion (the “Withdrawal”) or (c) this Order, neither the Purchase Agreement, the Withdrawal, this Order nor the consummation of the transactions contemplated thereby (including any subsequent order that may be entered by this Court with respect to the assignment of any Contract or the Sale) shall in any way affect or impair the rights and remedies of CLMG Corp., as the agent (the “Titan Agent”), or Beal Bank USA, as the lender (the “Titan Lender”) under that certain Term Loan Agreement, dated as of September 24, 2010, by and among ATP Titan LLC, the Agent and the lenders party thereto, or the other documents, instruments and agreements executed in connection therewith or pursuant thereto (collectively, as amended from time to time, the “Titan Loan Documents”); provided, however, that the parties have negotiated in good faith and have reached an agreement in principle and will work in good faith to document and implement their agreement in principle. The terms of the Withdrawal are hereby approved.

66. Statoil USA E&P Inc. (“Statoil”) has withdrawn with prejudice its objection to the Sale and consents to and supports the Sale. BOEM has agreed that upon Final Approval (as defined in the Settlement Agreement) of the Purchaser (i.e., either granting of exemption or the provision of other financial assurance), then upon such Final Approval Statoil’s bonds shall be released. BOEM has agreed that it will not issue bonding demand on Statoil with respect to the Purchased Assets, so long as the Purchaser is in compliance with BOEM’s regulations. The Purchaser will assume at Closing the Asset Purchase Agreement dated May 17, 2006 between Hydro Gulf of Mexico, L.L.C. (“Hydro”) and ATP Oil & Gas Corporation (the “Hydro APA”) in a modified form such that Purchaser’s undertaking in respect of Statoil, as successor to Hydro, shall comprise only that set forth in Articles 6.3 of the Hydro APA and only for obligations in respect of decommissioning first arising subsequent to the Closing. Statoil’s undertaking under the Hydro APA shall comprise only that set forth in Articles 6.1 and 6.2 of the Hydro APA and shall continue in favor of the Purchaser. This Sale Order is without prejudice to Statoil’s rights, if any, to assert administrative claim against the Debtor (but such claims shall not be asserted against the Purchaser directly or indirectly, and in no event shall such claim extend to or affect the Purchaser).

67. The Purchaser, following the Closing Date, shall be bound by, and subject to, the application of the May 30, 2013 Stay Order [Docket No. 1930] entered by this Court.

68. To the extent that this Sale Order is inconsistent with the Purchase Agreement or any prior order or pleading with respect to the Motion in this Chapter 11 case, the terms of this Sale Order shall govern.

SIGNED this 17 day of October, 2013.

/s/ MARVIN ISGUR
MARVIN ISGUR
UNITED STATES BANKRUPTCY JUDGE

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